Exhibit 99.1
Contact:
Primo Water Corporation
Mark Castaneda, Chief Financial Officer
(336) 331-4000
ICR Inc.
John Mills
Katie Turner
(646) 277-1228
Primo Water Announces Election of New Independent Director
WINSTON-SALEM, N.C., May 18, 2011 — Primo Water Corporation (Nasdaq: PRMW), a rapidly growing provider of three-and five-gallon purified bottled water, self-serve filtered drinking water and water dispensers sold through major retailers nationwide, today announced the election of Jack C. Kilgore to the Company’s Board of Directors, effective May 18, 2011. Mr. Kilgore was elected by the Company’s stockholders at its annual meeting. Billy D. Prim, the Company’s Chairman and CEO was also re-elected at the annual meeting.
Mr. Kilgore has more than 30 years of food industry experience with major retailers nationwide. He is currently President of Rich Products Corporation’s Consumer Brands Division and one of six members on Rich’s Executive Leadership team. Mr. Kilgore oversees Rich’s consumer packaged goods business which markets the company’s branded products to supermarkets and club stores.
“We are extremely pleased to welcome Jack, given his extensive experience and expertise with our network of regional and national retailers. We look forward to his valuable insights as we continue to expand Primo Water’s service to major retailers in the U.S. and Canada,” stated Mr. Prim.
About Primo Water Corporation
Primo Water Corporation is a rapidly growing provider of three-and five-gallon purified bottled water, self-serve filtered drinking water and water dispensers sold through major retailers throughout the United States and Canada. The Company’s products provide an environmentally friendly, economical, convenient and healthy solution for consuming purified water.